Exhibit 99.1

Clifton Bancorp Inc. Announces

Financial Results for the Quarter Ended December 31, 2017;

Declares Cash Dividend

Clifton, New Jersey – January 31, 2018 — Clifton Bancorp Inc. (Nasdaq: CSBK) (the “Company” or “Clifton Bancorp”), the holding company for Clifton Savings Bank (“CSBK” or “Bank”), today announced results for the third quarter ended December 31, 2017. The Company had a net (loss) for the third quarter of $371,000 (negative $0.02 per share, basic and diluted) as compared to net income of $1.22 million ($0.06 per share, basic and diluted) for the third quarter ended December 31, 2016. Net income for the nine months ended December 31, 2017 was $3.34 million ($0.16 per share, basic and diluted) as compared to $3.48 million ($0.16 per share, basic and diluted) for the same period in 2016. During the three and nine months ended December 31, 2017, net income and earnings per share were impacted by costs related to the pending acquisition of the Company by Kearny Financial Corp. (“Kearny”) and the effect of the tax law changes established by the Tax Cuts and Jobs Act (the “Act”), which was signed into law on December 22, 2017. The impact of these two events resulted in charges of $770,000 and $1.7 million, respectively, for both the three and nine months ended December 31, 2017.

On November 1, 2017, Clifton Bancorp and Kearny entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Kearny (the “Merger”). Immediately following the Merger, the Bank will merge with and into Kearny Bank. Under the terms of the Merger Agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 1.191 shares of Kearny’s common stock. The transaction is expected to close early in the second calendar quarter of 2018, subject to the satisfaction of customary closing conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of both Clifton Bancorp and Kearny.

The federal corporate tax rate was reduced to 21% as a result of the Act. This change required the Company to revalue its net deferred tax assets, which represent corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduced these benefits effective upon the enactment of the Act, or the quarter ended December 31, 2017. As a result, the Company recorded a one-time charge of $1.7 million against its net deferred tax assets during the quarter ended December 31, 2017.

Net income for the three and nine months ended December 31, 2017, excluding the expenses related to the Merger and the net deferred tax asset one-time charge, totaled $2.1 million and $5.8 million, respectively, or $0.10 and $0.27 per share, respectively, for both basic and diluted shares.

The Board of Directors also announced today a cash dividend of $0.06 per common share for the quarter ended December 31, 2017. The dividend will be paid on March 2, 2018 to stockholders of record on February 16, 2018.

Notable Items

•	Total assets increased 16.6%, or $237.7 million, from $1.43 billion at March 31, 2017 to $1.67 billion at December 31, 2017;

•	Loans receivable, net grew 16.7%, or $168.0 million, from $1.00 billion at March 31, 2017 to $1.18 billion at December 31, 2017:

-	One-to-four family real estate loans increased 4.3%, or $30.4 million, from $702.4 million at March 31, 2017 to $732.8 million at December 31, 2017;

-	Multi-family and commercial real estate loans increased 46.6%, or $137.2 million, from $294.4 million at March 31, 2017 to $431.5 million at December 31, 2017;

•	Loan mix between one-to-four family real estate loans, and multi-family and commercial real estate loans, as a component of total loans shifted from 69.5% and 29.1%, respectively, at March 31, 2017 to 62.1% and 36.6%, respectively, at December 31, 2017;

•	Deposits increased 10.7%, or $90.4 million, from $844.8 million at March 31, 2017 to $935.2 million at December 31, 2017, with savings and checking deposits to total deposits increasing from 33.9% at March 31, 2017 to 37.9% at December 31, 2017;

•	The Company reduced its interest rate risk through:

-	A leverage strategy under which the Bank borrowed funds from the Federal Home Loan Bank of New York (“FHLB”) totaling $65.0 million, at an average rate of 2.67% and an average maturity of 84 months, and simultaneously invested those funds in floating rate corporate bonds; and

-	Paying off outstanding FHLB borrowings totaling $67.5 million (with a prepayment penalty of $29,000) and replacing those borrowings with longer-term borrowings.

Paul M. Aguggia, Chairman and Chief Executive Officer, stated: “Changes in the tax law and merger-related expenses significantly impacted our third quarter results. Absent those one- time items, we delivered strong operating results, despite continuing margin pressure, while also reducing interest rate risk on our balance sheet. We are pleased with these underlying trends. ”

Balance Sheet and Credit Quality Review

Total assets increased $237.7 million, or 16.6%, from $1.43 billion at March 31, 2017 to $1.67 billion at December 31, 2017. The increase in total assets was primarily due to an increase in loans and available for sale securities.

Net loans increased $168.0 million, or 16.7%, from $1.00 billion at March 31, 2017 to $1.18 billion at December 31, 2017. One-to-four family real estate loans increased $30.4 million, or 4.3%, while multi-family and commercial real estate loans increased $137.2 million, or 46.6%, during the nine months ended December 31, 2017. Securities, including both available for sale and held to maturity issues, increased $23.7 million, or 7.5%, from $315.3 million at March 31, 2017 to $339.0 million at December 31, 2017, mainly due to $66.1 million in purchases of floating rate corporate bonds designated as available for sale securities, utilized as part of the Company’s leverage strategy to reduce interest rate risk, partially offset by sales, maturities and repayments. Securities held to maturity totaling $10.2 million were sold during the nine-month period ended December 31, 2017, resulting in a gain of $593,000. One security totaling $3.7 million was sold during the nine-month period ended December 31, 2016, resulting in a gain of $84,000. Cash and cash equivalents increased $38.4 million, or 262.3%, from $14.7 million at March 31, 2017 to $53.1 million at December 31, 2017, as cash flows from securities maturing at the end of the period and a portion of deposits were not yet redeployed into higher yielding assets.

Deposits increased $90.4 million, or 10.7%, from $844.8 million at March 31, 2017 to $935.2 million at December 31, 2017. CSBK launched a high-yielding checking account in May 2017 that was responsible for a significant percentage of the period’s deposit growth. Borrowed funds increased $160.6 million, or 58.2%, from $275.8 million at March 31, 2017 to $436.4 million at December 31, 2017. The previously mentioned leverage strategy implemented in the period included the Bank borrowing funds from the FHLB totaling $65.0 million, at an average rate of 2.67% and an average maturity of 84 months, and purchasing floating rate corporate bonds classified as available for sale securities. CSBK also paid off FHLB borrowings totaling $67.5 million at an average rate of 1.90% and an average remaining term of two months. As a result, the Bank’s outstanding borrowings at December 31, 2017 had a weighted average rate of 2.09% and a weighted average term of 41 months as compared to a term of 19 months at December 31, 2016. All outstanding borrowings are with the FHLB.

Total stockholders’ equity decreased $12.3 million, or 4.1%, from $296.6 million at March 31, 2017 to $284.3 million at December 31, 2017, primarily as a result of $8.7 million in repurchases of common stock, and the payment of $9.1 million in cash dividends, including the $0.25 special dividend paid in July 2017 totaling $5.3 million, partially offset by net income of $3.3 million.

Nonaccrual loans increased $858,000, or 23.2%, from $3.7 million at March 31, 2017 to $4.6 million at December 31, 2017. Included in nonaccrual loans at December 31, 2017 were seven loans totaling $734,000 that were current or less than 90 days delinquent, but which were previously 90 days or more delinquent and on nonaccrual status pending a sustained period of repayment performance (generally six months). Nonperforming loans also include $502,000 and $483,000 of loans past due and still accruing as of December 31, 2017 and March 31, 2017, respectively. The percentage of nonperforming loans to total gross loans was 0.43% at December 31, 2017, as compared to 0.41% at March 31, 2017. The allowance for loan losses to nonperforming loans increased to 158.85% at December 31, 2017 from 146.11% at March 31, 2017, as provisions were added due to a significant increase in loans outstanding.

Income Statement Review

Net interest income increased by $1.0 million, or 14.2%, to $8.1 million for the three months ended December 31, 2017, as compared to $7.1 million for the three months ended December 31, 2016. Net interest income increased despite a decrease of 14 basis points in net interest margin and a decrease of $13.3 million in average net interest-earning assets. The increase was primarily due to other categories of interest-earning assets being redeployed into the Bank’s highest yielding asset category (multi-family and commercial loans).

Net interest income increased by $3.1 million, or 14.7%, to $24.2 million for the nine months ended December 31, 2017, as compared to $21.1 million for the nine months ended December 31, 2016. Net interest income increased despite a decrease of 10 basis points in net interest margin and a decrease of $10.6 million in average net interest-earning assets. Net interest income increased for the reason noted above.

The provision for loan losses increased $287,000, or 69.5%, to $700,000 for the three months ended December 31, 2017, as compared to $413,000 for the three months ended December 31, 2016, and increased $456,000, or 31.6%, to $1.9 million for the nine months ended December 31, 2017, as compared to $1.4 million for the nine months ended December 31, 2016. The increases in the provisions for both periods were due in large part to the significant growth in the balance of outstanding loans, primarily with respect to commercial and multi-family real estate loans, which have a higher risk profile than residential loans.

Non-interest income for the three months ended December 31, 2017 decreased $36,000, or 7.8%, to $424,000, as compared to $460,000 for the three months ended December 31, 2016, mainly due to a $29,000 loss on the early extinguishment of debt recorded in the 2017 period.

Non-interest income for the nine months ended December 31, 2017 increased $494,000, or 33.2%, to $2.0 million, as compared to $1.5 million for the nine months ended December 31, 2016, as the 2017 period included a $593,000 gain on the sale of securities and a $75,000 gain on the sale of real estate owned, as compared to an $84,000 gain on sales of securities recorded in the 2016 period.

Non-interest expenses for the three months ended December 31, 2017 increased $519,000, or 9.7%, to $5.9 million, as compared to $5.4 million for the three months ended December 31, 2016. The increase consisted primarily of an increase in Federal deposit insurance premium of $62,000, or 110.7%, and $779,000 in expenses related to the Merger that were recorded in the 2017 period. The increase in Federal deposit insurance premium in the 2017 period was due to the revision of the FDIC assessment system, which began on July 1, 2016, and was reflected in the 2016 period as a decrease in the expense. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, a change in the financial ratios method used to determine assessment rates. As noted above, expenses related to the Merger were recorded during the three months ended December 31, 2017, with no corresponding expenses in the 2016 period.

Non-interest expenses for the nine months ended December 31, 2017 increased $731,000, or 4.5%, to $16.9 million, as compared to $16.1 million for the nine months ended December 31, 2016. The increase consisted primarily of increases in advertising and marketing expenses of $105,000, or 22.2%, and $779,000 in expenses related to the Merger. The increase in advertising and marketing expenses related to the costs to promote the Hoboken and Montclair banking centers, as well as the new checking account product referenced above.

Income taxes for the three months ended December 31, 2017 increased $1.8 million, or 295.6%, to $2.4 million, as compared to $596,000 for the three months ended December 31, 2016, and increased $2.5 million, or 163.3%, to $4.1 million for the nine months ended December 31, 2017, as compared to $1.6 million for the nine months ended December 31, 2016. The increases resulted from higher pre-tax income, coupled with the effect of the net deferred tax asset one-time charge of $1.7 million recorded in the 2017 periods. Excluding the one-time charge in 2017, the overall effective income tax rates were 33.9% and 32.8%, respectively for the 2017 periods compared with 32.9% and 30.9%, respectively, for the 2016 periods.

About Clifton Bancorp Inc.

Clifton Bancorp Inc. is the holding company for CSBK (Clifton Savings Bank), a federally chartered savings bank headquartered in Clifton, New Jersey. CSBK is a metropolitan, community-focused bank serving residents and businesses in its market area through 12 full-service banking centers. For additional investor relations information, including subscribing to email alerts, visit cliftonbancorp.com.

Forward-Looking Statements

Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to retain key members of management; changes in legislation, regulations, and policies; our ability to complete our previously announced business combination with Kearny Financial Corp, and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in the “Risk Factors” section of its Annual Report on Form

10-K, which was filed on June 8, 2017. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Contact:	Michael Lesler
(973) 473-2200

Selected Consolidated Financial Condition Data

	At December 31,	At March 31,
	2017	2017
	(In thousands)
Financial Condition Data:
Total assets	$1,669,474	$1,431,803
Loans receivable, net	1,175,880	1,007,844
Cash and cash equivalents	53,083	14,653
Securities	339,011	315,348
Deposits	935,246	844,825
FHLB advances	436,400	275,800
Total stockholders' equity	284,348	296,619

Selected Consolidated Operating Data

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share data)
Operating Data:
Interest income	$12,755	$10,193	$36,470	$29,700
Interest expense	4,619	3,071	12,242	8,567

Net interest income	8,136	7,122	24,228	21,133
Provision for loan losses	700	413	1,900	1,444

Net interest income after provision for loan losses	7,436	6,709	22,328	19,689
Non-interest income	424	460	1,982	1,488
Non-interest expenses	5,873	5,354	16,875	16,144

Income before income taxes	1,987	1,815	7,435	5,033
Income taxes	2,358	596	4,100	1,557

Net (loss) income	$(371)	$1,219	$3,335	$3,476

Basic (loss) earnings per share	$(0.02)	$0.06	$0.16	$0.16

Diluted (loss) earnings per share	$(0.02)	$0.06	$0.16	$0.16

Average shares outstanding—basic	21,165	22,020	21,269	22,337
Average shares outstanding—diluted	21,165	22,150	21,417	22,412

Average Balance Table

	Three Months Ended December 31,
	2017			2016
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$1,157,754	$10,507	3.63%	$911,385	$8,082	3.55%
Mortgage-backed securities	237,010	1,454	2.45%	264,882	1,694	2.56%
Investment securities	86,340	457	2.12%	53,522	259	1.94%
Other interest-earning assets	46,477	337	2.90%	25,522	158	2.48%

Total interest-earning assets	1,527,581	12,755	3.34%	1,255,311	10,193	3.25%

Non-interest-earning assets	88,155			87,134

Total assets	$1,615,736			$1,342,445

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$118,313	224	0.76%	$53,830	14	0.10%
Savings and Club accounts	201,026	233	0.46%	196,208	214	0.44%
Certificates of deposit	578,822	2,163	1.49%	513,925	1,820	1.42%

Total interest-bearing deposits	898,161	2,620	1.17%	763,963	2,048	1.07%
FHLB Advances	392,375	1,999	2.04%	241,000	1,023	1.70%

Total interest-bearing liabilities	1,290,536	4,619	1.43%	1,004,963	3,071	1.22%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	28,202			23,720
Other non-interest-bearing liabilities	11,496			10,902

Total non-interest-bearing liabilities	39,698			34,622

Total liabilities	1,330,234			1,039,585
Stockholders' equity	285,502			302,860

Total liabilities and stockholders' equity	$1,615,736			$1,342,445

Net interest income		$8,136			$7,122

Interest rate spread			1.91%			2.03%
Net interest margin			2.13%			2.27%
Average interest-earning assets to average interest-bearing liabilities	1.18x			1.25x

	Nine Months Ended December 31,
	2017			2016
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable	$1,099,486	$30,008	3.64%	$856,318	$23,048	3.59%
Mortgage-backed securities	245,788	4,650	2.52%	268,886	5,271	2.61%
Investment securities	68,398	998	1.95%	61,965	950	2.04%
Other interest-earning assets	41,448	814	2.62%	28,008	431	2.05%

Total interest-earning assets	1,455,120	36,470	3.34%	1,215,177	29,700	3.26%

Non-interest-earning assets	86,944			86,282

Total assets	$1,542,064			$1,301,459

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$92,637	431	0.62%	$53,560	43	0.11%
Savings and Club accounts	204,660	700	0.46%	181,114	518	0.38%
Certificates of deposit	571,091	6,282	1.47%	494,157	5,171	1.40%

Total interest-bearing deposits	868,388	7,413	1.14%	728,831	5,732	1.05%
FHLB Advances	343,420	4,829	1.87%	232,400	2,835	1.63%

Total interest-bearing liabilities	1,211,808	12,242	1.35%	961,231	8,567	1.19%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	28,123			22,189
Other non-interest-bearing liabilities	13,196			10,691

Total non-interest-bearing liabilities	41,319			32,880

Total liabilities	1,253,127			994,111
Stockholders' equity	288,937			307,348

Total liabilities and stockholders' equity	$1,542,064			$1,301,459

Net interest income		$24,228			$21,133

Interest rate spread			1.99%			2.07%
Net interest margin			2.22%			2.32%
Average interest-earning assets to average interest-bearing liabilities	1.20x			1.26x

Asset Quality Data

	Nine Months Ended December 31,	Year Ended March 31,	Nine Months Ended December 31,
	2017	2017	2016
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$6,100	$4,360	$4,360
Provision for loan losses	1,900	1,985	1,444
Charge-offs	(46)	(247)	(231)
Recoveries	71	2	2

Net recoveries (charge-offs)	25	(245)	(229)

Allowance at end of period	$8,025	$6,100	$5,575

Allowance for loan losses to total gross loans	0.68%	0.60%	0.59%
Allowance for loan losses to nonperforming loans	158.85%	146.11%	162.02%

	At December 31, 2017	At March 31, 2017	At December 31, 2016
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
One- to four-family real estate	$4,366	$3,508	$3,257
Commercial real estate	184	184	184

Total nonaccrual loans	4,550	3,692	3,441
Accruing loans past due 90 days or more	502	483	—

	5,052	4,175	3,441
Real estate owned	167	698	730

Total nonperforming assets	$5,219	$4,873	$4,171

Total nonperforming loans to total gross loans	0.43%	0.41%	0.37%
Total nonperforming assets to total assets	0.31%	0.34%	0.30%

Selected Consolidated Financial Ratios

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2106
Selected Performance Ratios (1):
Return on average assets	(0.09%)	0.36%	0.29%	0.36%
Return on average equity	(0.52%)	1.61%	1.54%	1.51%
Interest rate spread	1.91%	2.03%	1.99%	2.07%
Net interest margin	2.13%	2.27%	2.22%	2.32%
Non-interest expenses to average assets	1.45%	1.60%	1.46%	1.65%
Efficiency ratio (2)	68.61%	70.61%	64.38%	71.37%
Average interest-earning assets to average
interest-bearing liabilities	1.18x	1.25x	1.20x	1.26x
Average equity to average assets	17.67%	22.56%	18.74%	23.62%
Dividend payout ratio	(340.43%)	107.88%	274.06%	115.33%
Net (recoveries) charge-offs to average outstanding loans during the periods	(0.01%)	0.02%	0.00%	0.04%

(1)	Performance ratios are annualized.
(2)	Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale of assets.

Quarterly Data

	Quarter Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(In thousands except per share data)
Operating Data
Interest income	$12,755	$12,229	$11,486	$10,774	$10,193
Interest expense	4,619	4,026	3,597	3,246	3,071

Net interest income	8,136	8,203	7,889	7,528	7,122
Provision for loan losses	700	610	590	541	413

Net interest income after provision for loan losses	7,436	7,593	7,299	6,987	6,709
Non-interest income	424	1,111	447	426	460
Non-interest expenses	5,873	5,390	5,612	5,558	5,354

Income before income taxes	1,987	3,314	2,134	1,855	1,815
Income taxes	2,358	1,009	733	609	596

Net (loss) income	$(371)	$2,305	$1,401	$1,246	$1,219

Share Data
Basic (loss) earnings per share	$(0.02)	$0.11	$0.07	$0.06	$0.06
Diluted (loss) earnings per share	$(0.02)	$0.11	$0.07	$0.06	$0.06
Dividends per share	$0.06	$0.06	$0.31	$0.06	$0.06
Average shares outstanding – basic	21,165	21,274	21,369	21,887	22,020
Average shares outstanding – diluted	21,165	21,411	21,525	22,025	22,150
Shares outstanding at period end	22,100	22,065	22,299	22,549	23,046

Financial Condition Data
Total assets	$1,669,474	$1,554,521	$1,525,028	$1,431,803	$1,371,265
Loans receivable, net	1,175,880	1,140,419	1,074,748	1,007,844	936,894
Cash and cash equivalents	53,083	16,044	48,280	14,653	22,277
Securities	339,011	299,640	304,060	315,348	319,163
Deposits	935,246	914,573	892,414	844,825	803,364
FHLB advances	436,400	340,700	324,800	275,800	252,500
Total stockholders' equity	284,348	285,943	288,152	296,619	303,098

Assets Quality:
Total nonperforming assets	$5,219	$4,910	$5,149	$4,873	$4,171
Total nonperforming loans to total gross loans	0.43%	0.41%	0.40%	0.41%	0.37%
Total nonperforming assets to total assets	0.31%	0.32%	0.34%	0.34%	0.30%
Allowance for loan losses	$8,025	$7,310	$6,700	$6,100	$5,575
Allowance for loan losses to total gross loans	0.68%	0.64%	0.62%	0.60%	0.59%
Allowance for loan losses to nonperforming loans	158.85%	154.12%	155.38%	146.11%	162.02%